EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

April 5, 2005

Endocare, Inc.
201 Technology Drive
Irvine, California 92618

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-2 of Endocare, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of up to 5,635,378 currently outstanding shares (the “Outstanding Shares”) of the Company’s common stock, $0.001 par value per share, and up to 3,944,748 shares (the “Warrant Shares”) of the Company’s common stock issuable upon the exercise of common stock purchase warrants (the “Warrants”). The Outstanding Shares and the Warrant Shares may be sold to the public by the selling securityholders named in the Registration Statement.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Outstanding Shares and the authorization for issuance of the Warrant Shares.

We are of the opinion that the Outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable, and the Warrant Shares have been duly authorized and, upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP